Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Stockholders and Board of Directors of

Elite Education Group International Limited

We consent to the incorporation by reference in the foregoing Registration Statement of Elite Education Group International Limited and its subsidiaries (collectively the “Company”) on Form F-1 of our report dated on November 11, 2019, relating to our audits of the accompanying consolidated balance sheets of the Company as of September 30, 2018 and 2017, and the related consolidated statements of operations and comprehensive income, changes in shareholders’ equity and cash flows for each of the two years ended September 30, 2018.

We also consent to the reference to us under the caption “Experts” in the Registration Statement.

/s/ ZH CPA, LLC

Denver, Colorado

November 15, 2019